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HAWAII VERSION DRAFT 5/28/98 #2

JOINT LETTERHEAD -- FHI/BOW

FOR IMMEDIATE RELEASE:                              MEDIA CONTACTS:
                                                    First Hawaiian:
                                                    Gerry Keir (808) 525-7086
                                                    Bank of the West
                                                    Bob Raye (925) 942-8585
                                                    INVESTOR CONTACT:
                                                    First Hawaiian:
                                                    Howard Karr (808) 525-8800


                    FIRST HAWAIIAN, BANK OF THE WEST TO MERGE

 Merger to Create $14-Billion Regional Banking Organization in 5 Western States

         Honolulu, Hawaii, May 28, 1998 -- First Hawaiian, Inc. and BancWest Corporation today announced the signing of a definitive agreement to merge in a transaction valued at more than $1 billion. The combined organization, a regional bank holding company with assets of $14 billion, will be headquartered in Honolulu with an administrative headquarters in San Francisco. It will operate in Hawaii, California, Oregon, Washington and Idaho.

         Honolulu-based First Hawaiian ($8.15 billion assets) is the parent company of First Hawaiian Bank, Hawaii's oldest bank, and of Pacific One Bank in the Pacific Northwest.

         BancWest Corporation is the parent company of Bank of the West ($5.8 billion assets), California's fifth-largest bank, which is based in San Francisco and has 105 branches in 21 counties in Northern and Central California. BancWest is wholly owned by Banque Nationale de Paris (BNP), France's second largest banking group with more than $300 billion in assets.

         The transaction is expected to be immediately accretive to cash earnings, and to be accretive to GAAP, or financial reporting, earnings by the year 2000.


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         First Hawaiian, Inc., which will be the surviving company, will change its name to BancWest Corporation, reflecting its new regional scope. The new BancWest will have more than 200 branches in five western states, the territory of Guam and Saipan.

         Walter A. Dods, Jr., 57, Chairman and Chief Executive Officer of First Hawaiian, will be Chairman and Chief Executive Officer of the merged company.

         Don J. McGrath, 49, President and Chief Executive Officer of Bank of the West, will be President and Chief Operating Officer of the merged company. He will continue as Chief Executive Officer of Bank of the West and maintain his principal office in San Francisco.

         Current First Hawaiian stockholders will own 55 percent of the common equity of the new company; Banque Nationale de Paris, which acquired Bank of the West in 1980, will own 45 percent. BNP has agreed that, during a "standstill period," it will not acquire more than a 45 percent stake.

         The combined company will serve more than 800,000 households and businesses in California, Hawaii, Oregon, Washington, Idaho, Guam and Saipan. The company will have a good balance of loans ($10.6 billion) and deposits ($10.8 billion), with strong net interest margins.

         Both First Hawaiian Bank and Bank of the West will keep their present names. Pacific One Bank will be consolidated into Bank of the West.

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         "This merger will create a regional financial services company that's large enough to effectively compete in the modern, high-tech world of megabanks, yet small enough to emphasize individual service," said Dods. "It's an important next step in First Hawaiian's strategy to diversify geographically to the West Coast."

         "Joining forces with First Hawaiian gives Bank of the West's customers access to a combined organization with the strength to provide the latest in service technology while maintaining our traditional commitment to community bank personal service," said McGrath. "From our shareholder's perspective, the transaction enables BNP to leverage its ownership of Bank of the West into a significant equity position in a much larger, more diversified, publicy-traded U.S. company with excellent prospects for continued earnings growth."

         Dods said "each bank has more than 120 years of experience in community banking and customer service. (First Hawaiian Bank was founded in 1858; Bank of the West, 1874.) We'll have the size to efficiently implement our common vision to be a full-service community bank in Hawaii and on the West Coast."

         Dods and McGrath said both companies have proven strength in:

         - COMMUNITY BANKING: "Wherever each of us operates, we are community banks, with decentralized, personal service to individuals and small and medium-sized businesses," McGrath said. "Both of us already emphasize service and cross-selling in our branches, while centralizing operational activities. However, in today's world of financial services, to support those customers you need to have enough critical mass and financial strength to acquire modern technology to operate efficient, centralized back-office operations. This merger gives us that capacity."


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         -        CONSUMER FINANCE: "Combined, we have $3 billion in automobile, recreational vehicle and marine loans and leases," Dods said. "First Hawaiian is Hawaii's top auto lender and a growing force in Oregon auto lending. Bank of the West is a strong auto lender on the West Coast and a leading recreational vehicle and marine lender nationwide, both directly and through its subsidiary, Essex Credit Corporation. Both of us show double-digit growth in this line of business. We see an opportunity for synergies in our systems, plus the potential for cross-selling products to our combined customer base."

         - COMMERCIAL BANKING. "Both companies are experienced corporate lenders. First Hawaiian has a growing portfolio of major corporate credits on the Mainland U.S., and a special niche among media companies," McGrath said. "Bank of the West is the national leader in lending to religious organizations and has a growing customer base of mid-size California businesses."

         - PRIVATE BANKING AND INVESTMENTS. "Both of us have long realized that the customers of tomorrow need more than traditional deposit and loan transactions. They're looking for financial management, investment choices and insurance products -- and we're both delivering," said Dods. "We both offer private banking for high-net-worth individuals. First Hawaiian Bank has its own private-label investment products and was recently ranked by Singer's Annuity and Funds Report among the top 50 banks nationally in sales of annuities, investments and mutual funds."

         - RESIDENTIAL LENDING. "Between us, we have $2.5 billion in residential loans," McGrath said. "Bank of the West is a leader in subdivision construction

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                  financing in Northern California and First Hawaiian ranks
                  among the Top 50 banks in the nation in home equity lines. Here, again, the combination will allow us to operate more efficiently."

         Highlights of the merger:

         --STOCK: In return for all of the stock of the existing BancWest Corporation, BNP will receive about 25.9 million Class A shares of First Hawaiian stock in a tax-free exchange. Based on the last-10-day-average stock price, the price is approximately $1.01 billion.

         This consideration equates to approximately 17.9x Bank of the West's 1997 net income, 2.4x Bank of the West's book value and 2.9x tangible common equity at March 31, 1998. The newly created Class A shares will be identical in all respects to existing common shares of First Hawaiian except they will be able to create a separate class of directors.

         The merger will be accounted for using the purchase method of accounting.

         --BOARD: Eleven of the 20 directors on the post-merger board will be chosen by present stockholders of First Hawaiian, Inc.; the remaining nine directors will be selected by BNP. Board meetings will alternate between Honolulu and San Francisco.

         --APPROVALS, TIMING: The boards of First Hawaiian and BancWest have approved the agreement. The merger requires approval from First Hawaiian's shareholders and banking regulators. Once all approvals have been received, the merger is expected to close during the fourth quarter of 1998.

         --MANAGEMENT: In addition to Dods and McGrath, other senior managers will be John K. Tsui, who will continue as President of First Hawaiian Bank and also become Chief Credit Officer of the combined company; Howard Karr, Executive Vice President, Chief Financial Officer and Treasurer of First Hawaiian, Inc., who will be Chief Financial Officer

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of BancWest; Douglas C. Grigsby, Chief Financial Officer of Bank of the West,
who will be Treasurer of BancWest; and Bernard Brasseur, Risk Manager of Bank of the West, who will be Risk Manager of BancWest.

         First Hawaiian Bank Vice Chairman Don Horner will head the bank's retail operations in Hawaii. Bank of the West Senior Executive Vice President Frank J. Bonetto will head the Mainland bank's retail operations.

         The companies estimated that their combined operating expenses would be reduced by 9%, or about $41 million annually, by the year 2000. This will be accomplished by merging Pacific One Bank into Bank of the West and consolidating data processing and back-office operations.

         The Companies said approximately 400 positions, about 8% of their combined total workforce, will be eliminated over an 18-month period, but that most will be accomplished by attrition, given normal turnover.

         Dods said the fact that Bank of the West already outsources much of its back-office processing reduces the need for additional staff reductions. In fact, he said, eliminating those vendor costs and moving those functions into First Hawaiian's state-of-the-art operations center in Kalihi will add 75 high-tech jobs in First Hawaiian's Honolulu operations center. "It's more evidence that our investment in our technology and operations center in the early 1990s is paying off for our company and for Hawaii," he said.

         Merrill Lynch provided investment banking advice for Bank of the West and BNP in the merger, Goldman Sachs advised First Hawaiian and J.P. Morgan was adviser for the Estate of Samuel M. Damon, owner of 25 percent of First Hawaiian, Inc.

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         First Hawaiian, Inc. (Nasdaq symbol FHWN) is a bank holding company with assets of $8.15 billion. Its principal subsidiary is First Hawaiian Bank, with 59 branches in Hawaii, two in Guam and one in Saipan. Its Pacific One Bank subsidiary, based in Portland, Oregon, has 38 branches in Oregon, Washington and Idaho.

         Founded in 1874, Bank of the West is the fifth largest bank in California and one of the oldest community banks in the state. The bank is a member of Banque Nationale de Paris Group (BNP). Headquartered in France, BNP is one of Euroope's largest banks and one of the largest in the world with over 2,300 offices in 80 countries.

         (This release contains forward-looking statements, including statements regarding possible or assumed future results of our operations or the performance of the combined company after the merger. Such statements are subject to risks and uncertainties that may cause actual results to differ materially from those presented. Factors that could cause such differences include: failure to fully realize expected cost savings from the merger; lower than expected revenues following the merger; problems or delays in bringing together the two companies; legal and regulatory risks and uncertainties; global, national and local economic conditions; competition and change in the financial services business; and other factors described in our recent filings with the Securities and Exchange Commission.)